EXHIBIT 23.1
                                             1995 10-K





                 CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of The Manitowoc Company, Inc. on Forms S-8 (File Nos. 33-48665 and 33-65316) of our reports, which includes an explanatory paragraph regarding the Company's changing its method of accounting for retiree health care benefits and income taxes, dated February 6, 1996 on our audit of the consolidated financial statements and financial statement schedule of The Manitowoc Company, Inc. and Subsidiaries as of December 31, 1995 and 1994, and for the year ended December 31, 1995 and the period from July 3, 1994 to December 31, 1994, which reports are incorporated by reference and included, respectively, in this Annual Report on Form 10-K.


/s/ Coopers & Lybrand LLP

Milwaukee, Wisconsin
March 26, 1996